Exhibit 99.1

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NEWBRIDGE BANCORP ANNOUNCES NET INCOME INCREASES 230% TO $4.8 MILLION

IN THE FOURTH QUARTER

▪	Earnings per diluted share total $0.19 for the quarter

▪	Total classified assets decrease $32 million for the quarter and $106 million year to date to $53 million

▪	Nonperforming assets decline $11.4 million to $26.7 million, or 1.56% of assets, for the quarter

▪	Other real estate owned declines $5.1 million, for the quarter or 49%, to $5.4 million

▪	Provision for credit losses totals $1.2 million for the quarter, or 72% below prior year

▪	Total risk based capital was 16.48% and leverage capital was 10.00% at quarter end

▪	Net interest margin averages 3.91% for the quarter and 4.06% for the year

▪	Cost of interest bearing deposits drops to 0.31% for the quarter

▪	Retail banking fees increase $437,000 over prior year quarter on changes in fee structures

▪	Quarterly mortgage banking revenues increase 23% over same period a year ago

▪	Nonclassified loans increase 6% for the quarter and 5% year-to-date

▪	Portfolio loan production climbs 30% over 2011 to $280 million

GREENSBORO, N.C., January 29, 2013 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today announced net income of $4.8 million for the three months ended December 31, 2012 compared to $1.4 million for the three months ended December 31, 2011. After dividends and accretion on preferred stock, the Company reported net income of $0.19 per diluted common share. For the year ending December 31, 2012, the Company reported a net loss of $25.3 million compared to net income of $4.7 million for the prior year. The Company experienced a loss of $1.80 per diluted share in 2012 compared to net income of $0.11 in 2011. The results for 2012 were impacted by the Company’s previously disclosed plan to accelerate the disposition of problem assets. Results for the year also include $1.8 million of onetime items to write down facilities and other assets, as well as a $10 million valuation allowance against the Company’s deferred tax asset. The results for 2011 benefitted from a onetime gain of $2.0 million on the sale of investment securities. On November 30, 2012, the Company issued $56.3 of convertible preferred equity to select investors. Upon approval at a special Shareholders Meeting on February 20, 2013, the preferred shares will convert into 9,601,273 shares of Class A common stock and 3,186,750 shares of Class B common stock.

Pressley A. Ridgill, President and Chief Executive Officer, commented: “The events of 2012, which culminated in earnings for the fourth quarter of $4.8 million, were very positive for our Company. In November we completed a $56 million capital raise, which sufficiently bolsters the balance sheet for the future, including the anticipated repurchase of the $52 million of TARP preferred shares. Classified assets fell by $106 million during the year, resulting in non-performing assets declining to $26.7 million, or 1.56% of total assets at year end. In addition, loan growth trends turned positive as we expanded our loan production teams in the Piedmont Triad and Research Triangle markets and added a Charlotte loan production team in mid-year. Excluding the $81 million reduction of classified loans from asset disposition, nonclassified loan balances increased 5% for the year, or approximately $50 million. Despite our renewed lending efforts, we remained focused on controlling costs and expanding other revenues. For the year, personnel costs increased less than 2% and excluding $1.8 million of onetime expenses in the third quarter, total operating expense declined $1.3 million, or 2.3% from 2011. We experienced increased revenue growth from other revenue sources during the year. Mortgage revenue climbed 53% to $2.6 million, and retail banking revenues made sizable gains in the fourth quarter, increasing 18% over the prior year.”

Mr. Ridgill continued, “Our fourth quarter operating performance is the result of new balance sheet dynamics. Our successful asset disposition plan means that future earnings will be far less encumbered by high credit related costs. Like all banks, we do, however, remain in a challenging low interest rate environment with heightened competition for quality loans. For the third consecutive quarter, our net interest margin declined partially as a result of the disposition of high risk loans with high yields and limited opportunities to reinvest proceeds from the capital raise and maturing investments at attractive rates. We are facing these challenges by continuing to invest in highly regarded loan officers, minimizing costs and planning for disciplined growth.”

Net interest income

Net interest income declined $1.2 million to $15.4 million for the quarter compared to $16.6 million a year ago. Year to date net interest income declined 5.3%, or $3.6 million, to $63.6 million. The Company’s net interest margin declined to 3.91% for the quarter compared to 4.25% for the same period last year. The net interest margin for the twelve month period ending December 31, 2012 was 4.06%, down from 4.22% for the prior year. The 2012 average balance of loans declined $95.9 million from the prior year’s average, and the average yield on loans declined 28 basis points to 4.90%, resulting in an $8.2 million annual reduction in interest income. Investment yields fell more dramatically, dropping from 4.55% in 2011 to 3.59%, as roughly one third of the prior year’s long duration investment portfolio matured and was reinvested into lower yielding short duration investments. Interest income on investments declined $150,000 for the year, or 1.1%, despite a $77 million increase in the average balance of investments. The decline in interest income from earning assets was partially offset by lower interest expense on interest bearing liabilities, which fell by $4.8 million during the year. The decline was due primarily to a reduction in deposit rates from 0.75% in 2011 to 0.42% in 2012. At December 31, 2012, the weighted average cost of the Company’s $1.33 billion of deposits was 0.26%.

The asset disposition plan eliminated $81 million of classified loans during 2012. These loans had higher than acceptable credit risk characteristics, but also carried higher yields. The weighted average yield was approximately 6.2% on the disposed loans. Proceeds from the disposition of these loans have been largely reinvested in short-term agency securities yielding less than 1%.

Balance Sheet

Total assets decreased $5.2 million during the fourth quarter and $25.9 million for the year to $1.71 billion at December 31, 2012. Loans held for investment decreased $13.3 million for the quarter and $44.6 million for the year. The decline in loans was due primarily to our asset disposition plan, which eliminated $81 million of classified loans and $25 million of other real estate owned. For the quarter, classified loans declined $27 million and other real estate owned declined $5 million. During the quarter, $9.6 million of net chargeoffs were recorded. Our 2012 portfolio loan production totaled $280 million, or 30% more than in 2011. Cash and cash equivalents decreased $3.0 million for the quarter and $14.2 million for the twelve months. Investment securities increased $6.4 million for the quarter to $393.8 million and increased $56.0 million since the beginning of the year.

Total deposits declined $57.2 million for the quarter and $86.2 million for the year to $1.33 billion. The decline in deposits was due primarily to lower time deposit balances, which fell $45.8 million for the quarter and $59.4 million for the year. In the recent quarter, the decline was due primarily to lower brokered deposits; however, retail time deposits declined $75.9 million for the year as the Company has chosen not to compete for high priced time deposits. Excluding time deposits, core deposits remained steady for the year at $1.0 billion. Noninterest bearing deposits increased $33.7 million for the year to $206.0 million. In the fourth quarter, noninterest bearing accounts increased $21.1 million due in part to changes in rate and fee structures the Company applied to certain product offerings. These changes resulted in an 18% increase in retail banking fees, or $437,000, during the fourth quarter. The weighted average rate on the Company’s $1.0 billion of core deposits was 0.16% at December 31, 2012. The weighted average cost of time deposits at that date was 0.54% on $334.0 million.

Shareholders’ equity increased $56.6 million during the quarter due to the Company’s issuance of $56.3 million of convertible preferred equity in November and $4.0 million of retained earnings, which was partially offset by a $4.1 million reduction in additional paid-in capital from cost incurred in the issuance of the preferred equity. For the year, shareholders’ equity increased $32.6 million, due to the Company’s operating loss and other changes in equity of $28.2 million for the year. Pro-forma tangible book value per common share at December 31, 2012 was $4.94 on a fully converted basis.

Noninterest Income

Noninterest income climbed 63%, or $1.8 million, to $4.8 million for the fourth quarter. The change was due primarily to a $1.4 million improvement in writedowns and losses on disposals of foreclosed properties (OREO). Previously discussed changes in retail banking revenue drove fee income $437,000 higher for the quarter. For the year, mortgage banking activities capitalized on the favorable interest rate environment, increasing revenues 53%, or $908,000, due to a higher volume of production. Wealth management fees were down slightly for the year; however, lower costs resulted in more than a $200,000 increase in contributions from these services. Securities gains totaled $3,000 during 2012 compared to $2.0 million during 2011.

Noninterest Expense

Noninterest expense increased $524,000 from the prior year to $57.9 million in 2012. Excluding $1.8 million of onetime expense in the third quarter, noninterest expense declined $1.3 million, for the year, or 2.3%. The Company continues to analyze its branch locations and footprint to achieve greater efficiency and penetration in our target markets. This has led to the addition of 12 commercial and private bankers during the year, primarily in Raleigh and Charlotte, and the announced closing of two locations in the Piedmont Triad area where the Company currently operates 27 full service bank locations. Combined personnel, furniture and equipment, technology and OREO expense fell $264,000 from the prior year, while occupancy, legal, professional and other expenses rose $1.4 million. The rise in occupancy and other expenses were due primarily to the onetime charges taken in the third quarter that are largely associated with the planned closing of the two Piedmont Triad locations.

Asset Quality

Total classified loans decreased $26.7 million, during the quarter and $80.6 million during the year. At December 31, 2012, total classified loans were $47.9 million, including $21.4 million of nonperforming loans. The nonperforming loans have been charged down a combined $7.9 million and are being carried at 69% of their contractual value. Including OREO, total classified assets declined $106 million during the year and totaled $53.2 million at December 31, 2012. OREO was written down to estimated liquidation value of $5.4 million in the third quarter. Total classified loans crested later than many of the Company’s other credit metrics, rising until the third quarter of 2010. Since then, classified loans have declined 71%, or $119.7 million. As a percentage of the Bank’s tier one capital plus reserves, classified assets declined to 31% at December 31, 2012 from 78% at December 31, 2011 and 93% at September 30, 2010. Nonperforming loans declined 23%, or $6.3 million, during the quarter. Nonperforming loans peaked at June 30, 2009 at $64.1 million. Since then, they have declined 67%, or $42.7 million. Nonperforming loans represent 1.85% of loans held for investment. Including OREO, total nonperforming assets were $26.7 million, or 1.56% of total assets, at December 31, 2012.

The allowance for credit losses totaled $26.6 million at December 31, 2012, or 2.30% of loans held for investment, compared to $35.0 million (3.00%) at September 30, 2012. The Company’s allowance for credit losses as a percentage of nonperforming loans totaled 125% at December 31, 2012, compared to 126% at September 30, 2012 and 71% at December 31, 2011. The allowance consists of general reserves of 94.1% and specific reserves of 5.9%. The confirmed losses from the Company’s nonperforming loans have been previously recognized through chargeoffs. Consequently, the Company’s allowance for credit losses is generally applicable to inherent losses within the Company’s watch list and other performing loans portfolio. Net charge offs were $9.6 million for the fourth quarter and $19.1 million for the third quarter of 2012. Since the current adverse credit cycle began in 2007, the Company has charged off $194.4 million of loans and OREO, or 12.0% of our highest/peak level of loan balances of $1.627 billion at September 30, 2008. The annualized average quarterly net loss percentages over the past five year period for commercial loans, mortgage loans, credit reserves and home equity lines, retail loans and credit cards were 2.29%, 0.83%, 1.66%, 2.28% and 1.51%, respectively.

The Bank is well within the regulatory commercial real estate high concentration guidelines in land acquisition, development and construction (the “AD&C portfolio”) loans, as well as total commercial real estate loans. At December 31, 2012, the Bank’s concentration levels were 38.43% and 165.74%, respectively, of total regulatory capital, which compares favorably to the interagency regulatory guidance maximum concentrations of 100% and 300%, respectively. The AD&C portfolio totaled $63.4 million at December 31, 2012, including $17 million of speculative residential construction and residential acquisition and development.

Outlook

Mr. Ridgill stated that “the fourth quarter of 2012 was a positive turning point for our Company. With the reduction of problem assets, our focus has shifted to the pursuit of disciplined growth. For the current year, we averaged 5% core organic loan growth. We anticipate continued growth in 2013. While margin compression will remain a challenge, redeployment of lower yielding investment proceeds into higher yielding loan assets should mitigate that pressure. Cost management practices will continue and should result in expense levels very similar in 2013 to those of 2012, despite the planned opening of the two new Bank locations, one each in Charlotte and Raleigh. Finally, we will strive for continued expansion of our fee income businesses. The changes in our retail banking product structure in the fourth quarter should benefit the full year in 2013. We also believe that our mortgage banking and wealth management activities will continue to grow. While our capital structure is enhanced and provides us the ability to be acquisitive, we will take a conservative approach as we evaluate opportunities.”

About NewBridge Bancorp

NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the Nasdaq Global Select Market under the symbol of “NBBC”.

As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 30 full service banking offices in North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, receipt of the shareholder approval referenced above, the financial success or changing conditions or strategies of NewBridge Bancorp’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,171,779	$14,089	4.78%	$1,220,133	$15,820	5.14%
Investment securities	382,061	2,887	3.02%	315,519	3,444	4.37%
Other earning assets	21,274	10	0.19%	24,005	16	0.27%
Total Earning Assets	1,575,114	16,986	4.29%	1,559,657	19,280	4.90%
Non-Earning Assets	128,506			153,218
Total Assets	$1,703,620	16,986		$1,712,875	19,280

Interest-Bearing Liabilities
Deposits	$1,172,221	918	0.31%	$1,240,660	1,980	0.63%
Borrowings	142,834	587	1.63%	116,781	606	2.06%
Total Interest-Bearing Liabilities	1,315,055	1,505	0.46%	1,357,441	2,586	0.75%
Noninterest-bearing deposits	209,067			171,909
Other liabilities	19,332			17,849
Shareholders' equity	160,166			165,676
Total Liabilities and
Shareholders' Equity	$1,703,620	1,505		$1,712,875	2,586
Net Interest Income		$15,481			$16,694
Net Interest Margin			3.91%			4.25%
Interest Rate Spread			3.83%			4.15%

	Twelve Months Ended December 31, 2012			Twelve Months Ended December 31, 2011
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,175,938	$57,676	4.90%	$1,271,790	$65,871	5.18%
Investment securities	382,288	13,733	3.59%	305,061	13,882	4.55%
Other earning assets	16,923	40	0.24%	24,270	60	0.25%
Total Earning Assets	1,575,149	71,449	4.54%	1,601,121	79,813	4.99%
Non-Earning Assets	149,306			148,688
Total Assets	$1,724,455	71,449		$1,749,809	79,813

Interest-Bearing Liabilities
Deposits	$1,215,450	5,135	0.42%	$1,258,551	9,493	0.75%
Borrowings	126,898	2,379	1.87%	141,935	2,826	1.99%
Total Interest-Bearing Liabilities	1,342,348	7,514	0.56%	1,400,486	12,319	0.88%
Noninterest-bearing deposits	196,365			166,077
Other liabilities	19,362			16,909
Shareholders' equity	166,380			166,337
Total Liabilities and
Shareholders' Equity	$1,724,455	7,514		$1,749,809	12,319
Net Interest Income		$63,935			$67,494
Net Interest Margin			4.06%			4.22%
Interest Rate Spread			3.98%			4.11%

FINANCIAL SUMMARY

	2012				2011
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balances (Dollars in thousands)
Assets	$1,708,707	$1,713,909	$1,748,436	$1,745,968	$1,734,564
Loans held for investment	1,155,421	1,168,747	1,162,630	1,173,671	1,200,070
Loans held for sale	9,464	7,074	5,741	7,676	7,851
Investment securities	393,815	387,376	388,968	394,904	337,811
Earning assets	1,567,706	1,573,843	1,593,275	1,581,981	1,572,095
Noninterest-bearing deposits	206,023	184,942	192,066	211,246	172,351
Savings deposits	44,450	44,990	45,371	44,118	40,876
NOW accounts	424,720	429,792	431,390	444,439	441,292
Money market accounts	323,326	350,189	374,217	383,256	370,773
Time deposits	333,974	379,823	406,153	366,135	393,384
Interest-bearing liabilities	1,286,244	1,368,768	1,367,905	1,348,722	1,379,799
Shareholders' equity	196,014	139,365	169,551	167,046	163,387

Asset Quality Data (Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$11,119	$12,411	$10,331	$17,905	$15,773
Commercial nonaccrual loans which have been restructured	1,788	5,092	8,243	8,116	7,489
Non-commercial nonaccrual loans, not restructured	4,263	4,418	8,195	10,038	9,569
Non-commercial nonaccrual loans which have been restructured	342	1,007	2,616	990	283
Total nonaccrual loans	17,512	22,928	29,385	37,049	33,114
Loans past due 90 days or more and still accruing	44	6	65	29	14
Accruing restructured loans	3,804	4,760	5,230	6,633	7,406
Total nonperforming loans	21,360	27,694	34,680	43,711	40,534
Other real estate owned	5,355	10,465	24,491	30,032	30,587
Total nonperforming assets	$26,715	$38,159	$59,171	$73,743	$71,121
Restructured loans, performing	1,220	1,296	2,443	3,101	4,888
Net chargeoffs	9,595	19,096	5,047	4,369	3,153
Allowance for credit losses	26,630	35,016	25,231	27,918	28,844
Allowance for credit losses to loans held for investment	2.30%	3.00%	2.17%	2.38%	2.40%
Nonperforming loans to loans held for investment	1.85	2.37	2.98	3.72	3.38
Nonperforming assets to total assets	1.56	2.23	3.38	4.22	4.10
Nonperforming loans to total assets	1.25	1.62	1.98	2.50	2.34
Net chargeoff percentage (annualized)	3.26	6.52	1.73	1.48	1.03
Allowance for credit losses to nonperforming loans	124.67	126.44	72.75	63.87	71.16

Loans identified as impaired	$16,400	$22,644	$32,955	$35,043	$32,591
Other nonperforming loans	4,960	5,050	1,725	8,668	7,943
Total nonperforming loans	21,360	27,694	34,680	43,711	40,534
Performing classified loans	26,498	46,842	71,673	75,282	87,959
Total classified loans	$47,858	$74,536	$106,353	$118,993	$128,493
Other real estate owned	5,355	10,465	24,491	30,032	30,587
Total classified assets	$53,213	$85,001	$130,844	$149,025	$159,080
Classified ratio	30.51%	48.10%	63.24%	72.09%	77.59%
Total capital (bank) and reserves	$174,429	$176,729	$206,901	$206,723	$205,019

Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:	2007	2008	2009	2010	2011	2012	TOTAL
Gross loan chargeoffs
Commercial	$5,052	$5,046	$11,232	$9,052	$5,045	$17,306	$52,733
Real estate - construction	825	7,339	12,227	5,379	3,985	8,774	38,529
Real estate - mortgage	1,300	5,012	10,110	7,260	6,822	13,337	43,841
Consumer	2,235	5,071	4,925	2,829	1,358	1,191	17,609
Other	-	-	-	6,200	1,387	3	7,590
Total gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$18,597	$40,611	$160,302
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	5,238	14,520	34,132
Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$23,835	$55,131	$194,434

Peak loans at September 30, 2008							$1,626,504
Chargeoffs, writedowns and losses to peak loans							11.95%

FINANCIAL SUMMARY

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$14,089	$15,819	$57,676	$65,871
Investment securities	2,799	3,347	13,364	13,514
Other	10	16	40	60
Total interest income	16,898	19,182	71,080	79,445
Interest expense:
Deposits	918	1,980	5,135	9,493
Borrowings from the FHLB	252	271	1,012	1,178
Other	335	335	1,367	1,648
Total interest expense	1,505	2,586	7,514	12,319
Net interest income	15,393	16,596	63,566	67,126
Provision for credit losses	1,209	4,247	35,893	16,785
Net interest income after provision for credit losses	14,184	12,349	27,673	50,341
Noninterest income:
Retail banking	2,851	2,414	9,739	9,925
Mortgage banking services	788	640	2,636	1,728
Wealth management services	549	625	2,349	2,499
Gain on sale of investment securities	-	-	3	2,026
Writedowns and loss on sale of real estate acquired in settlement of loans	51	(1,368)	(14,520)	(5,238)
Bank-owned life insurance	323	370	1,494	1,385
Other	199	239	667	830
Total noninterest income	4,761	2,920	2,368	13,155
Noninterest expense
Personnel	7,554	6,308	29,354	28,806
Occupancy	988	944	5,171	3,987
Furniture and equipment	840	860	3,335	3,644
Technology and data processing	988	972	4,063	3,942
Legal and professional	810	860	3,029	2,892
FDIC insurance	444	372	1,770	2,399
Real estate acquired in settlement of loans	205	596	1,206	1,830
Other	2,179	2,590	9,965	9,869
Total noninterest expense	14,008	13,502	57,893	57,369
Income (loss) before income taxes	4,937	1,767	(27,852)	6,127
Income tax expense (benefit)	173	323	(2,598)	1,449
Net income (loss)	4,764	1,444	(25,254)	4,678
Dividends and accretion on preferred stock	(730)	(730)	(2,918)	(2,917)
Net income (loss) available to common shareholders	$4,034	$714	$(28,172)	$1,761
Net income (loss) per share - basic	$0.26	$0.05	$(1.80)	$0.11
Net income (loss) per share - diluted	$0.19	$0.04	$(1.80)	$0.11

Other Data

Return on average assets	1.11%	0.33%	(1.46)%	0.27%
Return on average equity	11.83	3.46	(15.18)	2.81
Net yield on earning assets	3.91	4.25	4.06	4.22
Average loans to assets	68.78	71.23	68.19	72.68
Average loans to deposits	84.83	86.38	83.29	89.27
Average noninterest-bearing deposits to total deposits	15.14	12.17	13.91	11.66
Average equity to assets	9.40	9.67	9.65	9.51
Total capital as a percentage of total risk weighted assets	16.48	14.55	16.48	14.55
Tangible common equity as a percentage of total risk weighted assets	6.32	7.88	6.32	7.88

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of December 31, 2012
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)
US Treasury	$10,000	$-	$-	$10,000	0.01%		0.05
US Agency	67,090	72	(125)	67,037	1.94		5.78
Mortgage backed securities	21,607	2,153	-	23,760	5.30		2.30
Collateralized mortgage obligations	10,417	254	(3)	10,668	5.54		2.78
Commercial mortgage backed securities	43,046	2,318	(82)	45,282	4.19		10.58
Covered bonds	44,924	3,694	-	48,618	3.68		3.49
Corporate bonds	150,589	5,742	(844)	155,487	3.24		3.29
Municipal obligations	17,978	734	-	18,712	6.21	*	4.09
Federal Home Loan Bank stock	7,685	-	-	7,685
Other	5,775	791	-	6,566
Total	$379,111	$15,758	$(1,054)	$393,815	3.41	*	4.47

*	Fully taxable equivalent basis

COMMON STOCK DATA

	2012				2011
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$4.63	$4.84	$4.38	$4.79	$3.87
High	4.95	5.00	4.94	4.91	4.20
Low	3.92	3.74	3.88	3.71	3.30
Book value	5.58	5.56	7.48	7.32	7.09
Tangible book value	5.38	5.35	7.27	7.09	6.85
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average diluted shares outstanding	20,978,610	15,655,868	16,465,346	16,299,152	16,163,509